As filed with the Securities and Exchange Commission on May 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DATALINK CORPORATION

(Exact name of Registrant as specified in its charter)

Minnesota	8170 Upland Circle Chanhassen, MN 55317-8589	41-0856543
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification No.)

2009 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Paul F. Lidsky

President and Chief Executive Officer

Datalink Corporation

8170 Upland Circle

Chanhassen, Minnesota 55317-8589

Telephone: (952) 426-6140

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Robbins, Esq.

Andrew M. Tataryn, Esq.

Messerli & Kramer P.A.

1400 Fifth Street Towers

100 South Fifth Street

Minneapolis, Minnesota 55402

Telephone: (612) 672-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	743,750 shares	$4.45	$3,309,688	$236

(1)                Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rules 457(c) and (h), the price is based on the average of the high and low price of registrant’s common stock on May 13, 2010 as reported on the NASDAQ Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the SEC by Datalink Corporation (the “Company”) are incorporated by reference herein:

(1)                The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)                The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(3)                The Company’s Current Reports on Forms 8-K or 8-K/A filed on February 8, 2010, March 1, 2010, March 11, 2010, April 19, 2010 and May 17, 2010;  and

(4)                The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed on August 4, 1988, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supercedes the statement.    Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article IV of our amended and restated articles of incorporation provides that none of our directors is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for an illegal corporation distribution or violation of state securities laws or (iv) for any transaction from which the director derived an improper personal benefit.

Section 14.01 of our amended bylaws provides that we will indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, arbitration, administrative or investigative, whether or not by or in our right, by reason of such person’s being or having been our director, officer, member of a committee, employee or agent.  This obligation includes indemnification against expenses, including attorney’s fees and disbursements, judgments, fines, penalties, excise taxes assessed against the person with respect to an employee benefit plan and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding.  Our bylaws require indemnification to the fullest extent allowable pursuant to and in accordance with the provisions of the Minnesota Business Corporation Act, as amended from time to time.

We are subject to Section 302A.521 of the Minnesota Business Corporation Act.  This Section provides that we must indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney’s fees and disbursements, incurred by such person in connection with the proceeding.  As a condition to indemnification with respect to the acts or omissions of such person complained of in the proceeding, the person:

•  must not be indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions;

•  must have acted in good faith;

•  must not have received any improper personal benefit and Section 302A.255, if  applicable (relating to director conflicts of interest), is satisfied;

•  in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful;  and

•  in the case of acts or omissions by persons in their official capacity for us, reasonably believed that the conduct was in our best interests, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to our best interests.

We have director and officer insurance providing for indemnification for our directors and officers as to certain liabilities, including as to liabilities under the Securities Act of 1933, as amended.  We also have agreements with each of our directors, including the selling stockholder, providing for indemnification to the fullest extent permitted under Minnesota law against liability for damages and expenses, including attorneys’ fees, arising out of threatened, pending or completed legal actions, suits or proceedings by reason of the fact that such person is or was a director, officer or employee of us.  The agreements permit directors to demand certain advances against, or the creation of a trust for, expenses to be incurred in defending any covered claim.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Number	Description
3.1	Amended and Restated Articles of Incorporation of Datalink Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Reg. No. 333-55935).

3.2	Restated Bylaws of Datalink Corporation. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Reg. No. 333-55935).

5*	Opinion of Messerli & Kramer P.A.

10.1	2009 Incentive Compensation Plan, as amended (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 17, 2010)

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of GHP Horwath, P.C.

23.3*	Consent of Messerli & Kramer P.A. (included in Exhibit 5 to this registration statement)

24.1*	Power of Attorney (included on signature page to this registration statement)

* Filed herewith

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           For determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chanhassen, State of Minnesota, on May 17, 2010.

DATALINK CORPORATION

By:	/s/ PAUL F. LIDSKY
Paul F. Lidsky
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers of Datalink Corporation hereby severally constitutes each of Paul F. Lidsky and Gregory T. Barnum with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including post-effective amendments, and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable Datalink Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her attorney, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ PAUL F. LIDSKY	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2010
Paul F. Lidsky

/s/ GREGORY T. BARNUM	Vice President Finance and Chief Financial Officer (Principal Financial Officer)	May 17, 2010
Gregory T. Barnum

/s/ DENISE M. WESTENFIELD	Corporate Controller (Principal Accounting Officer)	May 17, 2010
Denise M. Westenfield

/s/ GREG R. MELAND	Chairman of the Board and Director	May 17, 2010
Greg R. Meland

/s/ BRENT G. BLACKEY	Director	May 17, 2010
Brent G. Blackey

/s/ MARGARET A. LOFTUS	Director	May 17, 2010
Margaret A. Loftus

/s/ J. PATRICK O’HALLORAN	Director	May 17, 2010
J. Patrick O’Halloran

/s/ JAMES E. OUSLEY	Director	May 17, 2010
James E. Ousley

/s/ ROBERT M. PRICE	Director	May 17, 2010
Robert M. Price

EXHIBIT INDEX

Number	Description
3.1	Amended and Restated Articles of Incorporation of Datalink Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Reg. No. 333-55935).

3.2	Restated Bylaws of Datalink Corporation (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Reg. No. 333-55935).

5*	Opinion of Messerli & Kramer P.A.

10.1	2009 Incentive Compensation Plan, as amended (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 17, 2010)

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of GHP Horwath, P.C.

23.3*	Consent of Messerli & Kramer P.A. (included in Exhibit 5 to this registration statement)

24.1*	Power of Attorney (included on signature page to this registration statement )

* Filed herewith